Exhibit 99.1

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KPMG LLP
Chartered Accountants
Yonge Corporate Centre                                 Telephone (416) 228-7000
4120 Yonge Street, Suite 500                           Telefax (416) 228-7123
North York ON M2P 2B8                                  www.kpmg.ca
Canada





Mr. Terry Cooke
Chairman and President
Power Interactive Media, Inc.
181 Whitehall Drive
Markham, Ontario
L3R 9T1



October 25, 2001


Dear Mr.  Cooke:

We have not been able to complete the audit of Power Interactive Media, Inc. for the year ended July 31, 2001 due to not receiving the draft financial statements in time to complete our audit. We expect the financial statements to be completed by November 8, 2001.


Yours very truly,

/s/ Patrick A.  Ryan
Patrick A.  Ryan
Partner
(416 228-7199

PAR/DC/slm